EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form F-1 of Tantech Holdings Ltd of our report dated June 11, 2024, with respect to the consolidated balance sheets of Tantech Holdings Ltd and its subsidiaries as of December 31, 2023 and 2022, and the related consolidated statements of income and comprehensive income, changes in shareholders’ equity and cash flows for the years ended December 31, 2023, 2022, and 2021. We also consent to the reference to our firm under the heading “Experts” in the Registration Statement.

/s/ YCM CPA, Inc.

PCAOB ID 6781

Irvine, California

July 22, 2024